EXHIBIT 10.1
DexCom Incentive Bonus Plan
Effective March 11, 2021

1.PURPOSE.

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of DexCom, Inc. (together with its subsidiaries, the “Company”) has adopted this Incentive Bonus Plan (as amended from time to time, this “Plan”) to motivate and reward Participants for their contributions toward the achievement of certain Performance Goals (as defined below) by the Company.

2.PARTICIPATION.

Employees of the Company (including the Company’s officers within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Officers”)) are eligible to participate in this Plan subject to the Plan’s terms and conditions. A “Participant” under this Plan means (x) any Officer of the Company who is designated as a Participant by the Committee or (y) any employee that is not an Officer and who does not otherwise participate in a sales-based commission incentive plan or program unless Company’s Chief Executive Officer, Chief Human Resources Officer and/or another designated Officer (the “Designated Officer”) determines that an employee shall not participate.

3.ADMINISTRATION.

The Plan shall be administered by the Committee, which shall have the discretionary authority to interpret the provisions of the Plan, including all decisions on eligibility to participate, the establishment of Performance Goals, the amount of Awards payable under the Plan, and the payment of Awards. The Committee shall also have the discretionary authority to establish rules under the Plan so long as such rules do not explicitly conflict with the terms of the Plan and any such rules shall constitute part of the Plan. The decisions of the Committee shall be final and binding on all parties making claims under the Plan.

Notwithstanding anything to the contrary herein, the Designated Officer shall administer the Plan with respect to non-Officer Participants; provided, however, that (x) the Committee must establish and determine any Company-based Performance Goals and the overall funding of the Plan, (y) the Committee may establish any terms and condition that will apply to administration by the Designated Officer and (z), in its sole discretion, the Committee may elect to administer the Plan with respect to non-Officer Participants. Accordingly, references to the Committee throughout this Plan shall be deemed to refer to the Designated Officer within the limits of the delegation set forth in this paragraph.

4.BONUS AWARDS.

With respect to each Participant, the Committee will establish one or more Performance Periods, an individual Participant incentive target (which may be, but is not required to be, based on the Participant’s base salary as such base salary is determined by the Committee) for each Performance Period and the Performance Goal(s) and any individual Participant performance targets to be met during such Performance Period(s) as applicable, a “Target Award”). The actual award (if any) payable to a Participant for a Performance Period is subject to adjustment as provided in this section, and may be below, at or above the Target Award, as determined by the Committee, in its sole discretion (as so determined, an “Actual Award” and, generally, together with Target Awards, “Awards”). Awards may be pro-rated on any basis determined appropriate in the Committee’s sole discretion, including, but not limited to, in connection with mid-cycle hiring, upon transfer to a new position or new location or to account for a leave of absence or a reduced work schedule. The Committee reserves the right, in its sole discretion, to increase, reduce or eliminate the amount of an Award otherwise payable to a Participant with respect to any Performance Period on the basis of such factors as it deems relevant, and will not be required to establish any allocation or weighting with respect to the factors it considers.

For purposes of this Plan:

“Performance Goal” means a formula or standard determined by the Committee with respect to each Performance Period based on one or more of the following criteria and any adjustment(s) thereto established by the Committee: (1) profit before tax; (2) billings; (3) revenue; (4) net revenue; (5) earnings (which may include earnings before interest and taxes, earnings before taxes, net earnings, stock-based compensation expenses, depreciation and amortization, or as otherwise adjusted); (6) operating income; (7) operating margin; (8) operating profit; (9) controllable operating profit or net operating profit; (10) net profit; (11) gross margin; (12) operating expenses or operating expenses as a percentage of revenue; (13) net income; (14) earnings per share; (15) total stockholder return; (16) market share; (17) return on assets or net assets; (18) the Company’s stock price; (19) growth in stockholder value relative to a pre-determined index; (20) return on equity; (21) return on invested capital; (22) cash flow (including free cash flow or operating cash flows); (23) balance of cash, cash equivalents and marketable securities; (24) cash conversion cycle; (25) economic value added; (26) individual confidential business objectives; (27) contract awards or backlog; (28) overhead or other expense reduction; (29) sales; (30) strategic plan development and implementation; (31) succession plan development and implementation; (32) improvement in workforce diversity; (33) employee-based metrics, including satisfaction and retention (34) customer indicators and/or satisfaction; (35) new product invention or innovation; (36) attainment of research and development milestones; (37) improvements in productivity; (38) bookings; (39) working-capital-related targets; (40) attainment of operating goals and employee metrics; (41) completion of a joint venture or other corporate transaction and (42) any other metric that is capable of measurement as determined by the Committee. Performance Goals may differ from Participant to Participant, Performance Period to Performance Period and from Award to Award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, any increase (or decrease) over the passage of time and/or any measurement against other companies or financial or business or stock index metrics particular to the Company), (iii) on a per share and/or share per capita basis, (iv) against the performance of the Company as a whole or against any affiliate(s), or a particular segment(s), a business unit(s) or a product(s) of the Company or individual project company, (v) on a pre-tax or after-tax basis, and/or (vi) using an actual foreign exchange rate or on a foreign exchange neutral basis.

“Performance Period” means the Company’s fiscal year, multiple fiscal years, calendar years or any other period longer or shorter than one fiscal or calendar year, as determined by the Committee, in its sole discretion. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

5.PAYMENT OF AWARDS.

a.Except as otherwise determined by the Committee, Actual Awards will be paid in first quarter of the fiscal year following the end of the Performance Period (but in no event later than the 15th day of the third month following the later of (i) the end of the Company’s taxable year in which such Actual Award is earned or (ii) the end of the calendar year in which such Award is earned, or otherwise if structured to comply with, or be exempt from, Code Section 409A) or earlier on a pro rata basis based on projected rate of achievement in the event of an acquisition of the Corporation, and Participants must still be employed and in good standing on date of payment to receive payment of an Actual Award, except as provided in an applicable severance plan or an individual employment, retention or separation agreement with a Participant. The Committee may make exceptions to the employment requirement in its discretion, including in the case of retirement, death or disability, or in the case of a corporate change in control, in each case determined on its own merits by the Committee.

b.Participants must have three months of employment to be eligible to participate in the Plan, pro-rated accordingly, except that the Committee retains discretion to pay out a bonus to individuals with less than three months of employment.

c.The Committee retains discretion to determine whether all or part of the Performance Goals are met as well as the overall amount payable for an Actual Award; provided however, that for the avoidance of doubt, the Committee (and not the Designated Officer) shall determine the achievement of the Company-based Performance Goals, any individual performance for Officers and the Actual Awards for Officers.

d.The Committee retains discretion to increase or withhold some or all of Target Award based on an employee’s individual performance during the applicable Performance Period.

e.Each Actual Award generally will be paid in cash (or its equivalent) in a single lump sum. However, the Committee (and not the Designated Officer) reserves the right, in its sole discretion, to settle an Actual Award with a grant of an equity award under the Company’s then-current equity compensation plan, which equity award may have such terms and conditions, including vesting, as the Committee determines in its sole discretion.

6.GENERAL.

a.The Company shall have the right to deduct from all Awards any applicable taxes, and any other deductions, required to be withheld with respect to such payments. The Company also may withhold such amounts from any other amount payable by the Company or any affiliate to the Participant, subject to compliance with applicable laws.

b.Nothing in the Plan shall confer on any Participant the right to continued employment with the Company or any of its affiliates, or affect in any way the right of the Company or any affiliate to terminate the Participant’s employment at any time, and for any reason, or change the Participant’s responsibilities. Awards represent unfunded and unsecured obligations of the Company and a holder of any right hereunder in respect of any Award shall have no rights other than those of a general unsecured creditor to the Company.

c.No Award granted under this Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated.

d.Awards under the Plan will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Participant’s employment with the Company that is applicable to officers, employees or directors of the Company, and in addition to any other remedies available under such policy and applicable law, may require the cancellation of outstanding bonus amounts under the Plan and the recoupment of any gains realized with respect to bonus amounts.

e.For Participants employed outside the United States, the Company may vary the provisions of this Plan as deemed appropriate to conform with, as required by or made desirable by, local laws, practices and procedures.

f.The validity, interpretation, construction and performance of Plan shall be governed by the laws of the State of Delaware (other than their choice-of-law provisions).

g.This Plan constitutes the entire agreement between a Participant and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. Notwithstanding the foregoing, and unless so specifically provided by the Committee, participation under this Plan shall not supersede or affect any other Company plan, policy or agreement relating to Participant’s eligibility for a cash bonus payment.

h.The Board or Committee may terminate the Plan at any time. The Board or Committee may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part.